EQUITABLE HOLDINGS REPORTS THIRD QUARTER 2025 RESULTS
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•Net inflows of $1.1 billion in Retirement and $2.2 billion in Wealth Management; Asset Management net inflows of $1.7 billion, excluding the impact from Equitable’s life reinsurance transaction

•Net loss of $1.3 billion, or $(4.47) per share, primarily driven by a one-time impact from the life reinsurance transaction

•Non-GAAP operating earnings1 of $455 million, or $1.48 per share; adjusting for notable items2, Non-GAAP operating earnings were $510 million, or $1.67 per share

•$1.5 billion of capital deployment to drive shareholder value and future growth, including $757 million of buybacks and dividends, $500 million of debt repayment and c.$200 million allocated to growth investments
•Acquiring Stifel Independent Advisors, which has more than 110 advisors and c.$9bn of AUM
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New York, NY, November 4, 2025 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the third quarter ended September 30, 2025.
“We reported third quarter Non-GAAP operating earnings per share of $1.48, or $1.67 excluding notable items, up 2% from the prior year quarter. We continue to see strong organic growth momentum, supported by our flywheel business model and highlighted by $1.1 billion of Retirement net inflows and $2.2 billion of advisory net inflows in Wealth Management. In Asset Management, AllianceBernstein also reported net inflows for the quarter of $1.7 billion, excluding the impact of the life reinsurance transaction with RGA. Our underlying organic growth momentum, in combination with favorable market conditions, drove assets under management to a record $1.1 trillion,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “We are pleased with the growth trends across our businesses. We are also deploying $1.5 billion of capital which includes using proceeds from the life reinsurance transaction for incremental share repurchases, debt repayment and strategic growth investments. Equitable’s integrated business model positions us well to be a long-term winner in Retirement, Asset Management, and Wealth Management, and we remain confident in achieving each of our 2027 financial targets.”

1 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Consolidated Results
	Third Quarter
(in millions, except per share amounts or unless otherwise noted)	2025	2024
Total Assets Under Management/Administration (“AUM/A”, in billions)	$1,110	$1,035
Net income (loss) attributable to Holdings	(1,309)	(132)
Net income (loss) attributable to Holdings per common share	(4.47)	(0.46)
Non-GAAP operating earnings	455	517
Non-GAAP operating earnings per common share (“EPS”)	1.48	1.58
As of September 30, 2025, total AUM/A was $1.1 trillion, a year-over-year increase of 7%, driven by positive net flows and higher markets over the prior twelve months.
Net income (loss) attributable to Holdings for the third quarter of 2025 was $(1.3) billion compared to $(132) million in the third quarter of 2024, primarily driven by a one-time impact from the life reinsurance transaction.

Non-GAAP operating earnings in the third quarter of 2025 were $455 million compared to $517 million in the third quarter of 2024. Adjusting for notable items3 of $55 million, third quarter 2025 Non-GAAP operating earnings were $510 million or $1.67 per share.
As of September 30, 2025, book value per common share including accumulated other comprehensive income (“AOCI”) was $(3.18). Book value per common share excluding AOCI was $18.23. Both of these measures reflect the Company’s 69% ownership stake in AllianceBernstein (“AB”) at book value. Book value per common share excluding AOCI but with AB reflected at fair market value was $33.59.
3 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights
•Third quarter 2025 business segment highlights:
◦Retirement reported net inflows of $1.1 billion, and first year premiums of $5.5 billion were up 3% over the prior year.
◦Asset Management (AllianceBernstein or “AB”)4 reported net outflows of $2.3 billion or inflows of $1.7 billion excluding the impact of the RGA life reinsurance transaction.
◦Wealth Management (“WM”) reported advisory net inflows of $2.2 billion, with total assets under administration reaching $118 billion.
•Capital management program:
◦The Company returned $757 million to shareholders in the third quarter, which includes $676 million share repurchases. This was above our 60-70% payout ratio, reflecting redeployment of a large portion of the proceeds from the life reinsurance transaction. The Company also used $500 million for debt repayment.
◦ The Company reported cash and liquid assets of $0.8 billion at Holdings as of quarter end, which remains above the $500 million minimum target.
•Delivering shareholder value:

◦The Company has deployed over $17 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which currently has c.$80 billion of assets under management.

◦On October 27, the Company announced the acquisition of Stifel Independent Advisors, which has more than 110 independent advisors managing approximately $9 billion of client assets. This will help scale Wealth Management operations.

◦The Company remains on track to achieve its 2027 strategic targets of $150 million of net expense savings and $110 million of incremental general account investment income

•Completed annual actuarial assumption review:

◦The Company completed its annual actuarial assumption update, which resulted in a post-tax reduction of $63 million to net income and a $1 million favorable impact to Non-GAAP operating earnings.
4 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Retirement

(in millions, unless otherwise noted)	Q3 2025	Q3 2024
Total Assets (in billions)[5]	$171.7	$151.8
Segment net flows (in billions)	1.1	1.7
Operating earnings (loss)	401	416
•Assets increased by 13%, driven by market performance and net inflows over the prior twelve months.
•First year premiums of $5.5 billion increased by 3% but net inflows of $1.1 billion were lower than the prior year quarter.
•Operating earnings of $401 million declined versus the prior year quarter, due to lower net interest margin and higher DAC and commission expense, partially offset by a lower tax rate.
•Operating earnings adjusted for notable items6 decreased from $414 million in the prior year quarter to $399 million.

Asset Management

(in millions, unless otherwise noted)	Q3 2025	Q3 2024
Total AUM (in billions)	$860.1	$805.9
Segment net flows (in billions)	(2.3)	1.1
Operating earnings (loss)	154	111
•AUM increased by 7% due to market performance over the prior twelve months.
•Net outflows were $2.3 billion in the quarter, including net outflows of $1.7 billion in Retail and $1.8 billion in Institutional, partially offset by net inflows of $1.2 billion in Private Wealth. Institutional net outflows were primarily driven by a one-time impact from the RGA life reinsurance transaction.

•Operating earnings increased from $111 million in the prior year quarter to $154 million, primarily driven by increased AB ownership from 62% to 69%, higher base fees and improved margins.

5 Retirement assets includes account value (net of embedded derivatives), spread lending balances and reserves (excluding MRBs)
6 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q3 2025	Q3 2024
Total AUA (in billions)	$118.2	$101.5
Advisory net new assets (in billions)	2.2	2.1
Operating earnings (loss)	59	49
•AUA increased by 16% due to market performance and net inflows over the last twelve months.
•Advisory net inflows were $2.2 billion in the quarter, supported by an 8% year-over-year increase in advisor productivity.
•Operating earnings increased from $49 million in the prior year quarter to $59 million, primarily due to higher advisory and distribution fees.
•Operating earnings adjusted for notable items7 increased from $49 million in the prior year quarter to $55 million. Notable items of $4 million in the current period reflect a favorable loan reserve release.

Corporate and Other (“C&O”)

The operating loss of $159 million in the third quarter increased from an operating loss of $59 million in the prior year quarter. After adjusting for notable items8, the operating loss was $98 million versus a loss of $37 million in the prior year quarter, primarily driven by less favorable mortality experience. Notable items of $36 million in the current period reflect an adjustment for July mortality experience and one-time expense items.
7 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended September 30,
(in millions)	2025	2024
Non-GAAP Operating Earnings	$455	$517
Post-tax Adjustments related to notable items:
Retirement	—	15
Asset Management	—	—
Wealth Management	(4)	—
Corporate & Other	60	8
Notable items subtotal	56	23
Impact of actuarial assumption update	(1)	(3)
Non-GAAP Operating Earnings, less Notable Items	$510	$537

Impact of notable items by item category:

	Three Months Ended September 30,
(in millions)	2025	2024
Non-GAAP Operating Earnings	$455	$517
Pro-tax adjustments related to notable Items:
Net investment income	—	13
Model updates/true-up adjustments	(4)	10
Expenses	24	—
Mortality	36	—
Notable Items Subtotal	56	23
Impact of actuarial assumption update	(1)	(3)
Non-GAAP Operating Earnings, less Notable Items	$510	$537

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET on November 5, 2025 to discuss its third quarter 2025 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Third Quarter 2025 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1 trillion in assets under management and administration (as of 9/30/2025) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,446 million duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
IR@equitable.com

Media Relations
Laura Yagerman
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, the impact on the Company of a continued shutdown of the U.S. government, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, and Non-GAAP operating earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.
Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these Non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These Non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is a mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled Non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our Non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, policy reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of MRB and purchased MRB, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the MRB which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB when the majority of the impact relates to the non-core business; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
In the third quarter of 2025, the Company updated its net investment income (“NII”) segment reporting to better align with our GAAP segments, as well as the reporting of our spread lending programs' income and expenses. Previously, direct and allocated segment NII were recorded based on assets tied to statutory asset tagging and net statutory liabilities for allocation. To better align with our GAAP segments, the Company changed the recording methodology for direct NII. It is now based on the book yields of assets tied to specific segments, considering general account values plus reserves, net of embedded derivatives. Indirect NII, which was previously allocated based on net statutory liabilities, is now allocated based on general account values and reserves, net of embedded derivatives. Additionally, revenues and expenses from our spread lending programs are now primarily recorded within the Retirement segment. Previously, spread lending revenues and expenses were recorded in Corporate and Other, with the excess of revenues over expenses allocated to the insurance segments based on net statutory liabilities. Prior periods have been revised to reflect these changes.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net income (loss) attributable to Holdings	$(1,309)	$(132)	$(1,595)	$388
Adjustments related to:
Variable annuity product features (1)	978	756	2,123	1,167
Investment (gains) losses (2)	1,170	46	1,255	101
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	19	13	41	44
Other adjustments (3)	(164)	1	(96)	59
Income tax expense (benefit) related to above adjustments	(437)	(172)	(714)	(288)
Non-recurring tax items	198	5	214	18
Non-GAAP Operating Earnings	$455	$517	$1,228	$1,489

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(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $499 million in pre-tax net income and an increase of $263 million in pre-tax AOCI, for a total impact loss of $236 million for the nine months ended September 30, 2025.
(2)Includes $1.1 billion as a result of assets transferred related to the reinsurance transaction with RGA for the three and nine months ended September 30, 2025.
(3)Includes a gain of $223 million and $256 million on Non-VA derivatives for the three and nine months ended September 30, 2025, respectively. Also includes $(8) million and $6 million of expense related to a disputed billing practice of an AB third-party service provider for the three and nine months ended September 30, 2025, respectively and certain gross legal expenses related to the COI litigation of $106 million for the nine months ended September 30, 2024.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three and nine months ended September 30, 2025 and 2024.

	Three Months Ended September 30,		Nine Months Ended September 30,
(per share amounts)	2025	2024	2025	2024
Net income (loss) attributable to Holdings	$(4.42)	$(0.42)	$(5.27)	$1.18
Less: Preferred stock dividend	0.05	0.04	0.16	0.16
Net Income (loss) available to common shareholders	(4.47)	(0.46)	(5.43)	1.02
Adjustments related to:
Variable annuity product features (1)	3.30	2.38	7.02	3.56
Investment (gains) losses (2)	3.95	0.14	4.15	0.31
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.06	0.04	0.14	0.13
Other adjustments (3)	(0.55)	—	(0.33)	0.19
Income tax expense (benefit) related to above adjustments	(1.48)	(0.54)	(2.36)	(0.88)
Non-recurring tax items	0.67	0.02	0.71	0.05
Non-GAAP Operating Earnings	$1.48	$1.58	$3.90	$4.38

_______________
(1)As a result of the novation of certain Legacy VA policies completed during the first quarter of 2025, the Company recorded a loss of $1.65 for the nine months ended September 30, 2025.
(2)Includes $3.86 and $3.78 as a result of assets transferred related to the reinsurance transaction with RGA for the three and nine months ended September 30, 2025, respectively.
(3)Includes a gain of $0.77 and $0.87 on Non-VA derivatives for the three and nine months ended September 30, 2025, respectively. Also includes $(0.03) and $0.02 of expense related to a disputed billing practice of an AB third-party service provider for the three and nine months ended September 30, 2025, respectively and certain gross legal expenses related to the COI litigation of $0.32 for the nine months ended September 30, 2024.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	September 30, 2025	December 31, 2024
Book value per common share	$(3.18)	$0.19
Per share impact of AOCI	21.41	28.11
Book Value per common share, excluding AOCI	$18.23	$28.30

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Retirement and Life businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)
REVENUES
Policy charges and fee income	$471	$626	$1,733	$1,857
Premiums	258	312	822	879
Net derivative gains (losses)	(1,117)	(714)	(1,692)	(2,298)
Net investment income (loss)	1,343	1,308	3,946	3,685
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	11	(28)	(43)	(63)
Other investment gains (losses), net	(1,181)	(18)	(1,212)	(38)
Total investment gains (losses), net	(1,170)	(46)	(1,255)	(101)
Investment management and service fees	1,316	1,287	3,873	3,805
Other income	349	300	961	983
Total revenues	1,450	3,073	8,388	8,810
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	452	663	1,998	2,007
Remeasurement of liability for future policy benefits	59	(1)	44	(3)
Change in market risk benefits and purchased market risk benefits	(353)	97	(287)	(1,123)
Interest credited to policyholders’ account balances	798	701	2,272	1,879
Compensation and benefits	601	571	1,794	1,768
Commissions and distribution-related payments	537	485	1,526	1,385
Interest expense	61	55	177	174
Amortization of deferred policy acquisition costs	203	184	584	525
Other operating costs and expenses	440	329	1,817	1,309
Total benefits and other deductions	2,798	3,084	9,925	7,921
Income (loss) from continuing operations, before income taxes	(1,348)	(11)	(1,537)	889
Income tax (expense) benefit	133	39	189	(101)
Net income (loss)	(1,215)	28	(1,348)	788
Less: Net income (loss) attributable to the noncontrolling interest	94	160	247	400
Net income (loss) attributable to Holdings	(1,309)	(132)	(1,595)	388
Less: Preferred stock dividends	16	14	48	54
Net income (loss) available to Holdings’ common shareholders	$(1,325)	$(146)	$(1,643)	$334

Earnings Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)
Earnings per common share
Basic	$(4.47)	$(0.46)	$(5.43)	$1.03
Diluted	$(4.47)	$(0.46)	$(5.43)	$1.02
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	296.2	318.2	302.4	324.2
Weighted average common stock outstanding for diluted earnings per common share	296.2	318.2	302.4	327.7

Results of Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)
Operating earnings (loss) by segment:
Retirement	$401	$416	$1,129	$1,208
Asset Management	154	111	411	318
Wealth Management	59	49	154	135
Corporate and Other (1)	(159)	(59)	(466)	(172)
Non-GAAP Operating Earnings	$455	$517	$1,228	$1,489

(1)Includes interest expense and financing fees of $184 million and $171 million for the nine months ended September 30, 2025 and 2024, respectively.

Select Balance Sheet Statistics

	September 30, 2025	December 31, 2024
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$130,109	$123,405
Separate Accounts assets	136,905	134,717
Total assets	$314,515	$295,727

LIABILITIES
Long-term debt	$3,833	$3,833
Future policy benefits and other policyholders' liabilities	17,611	17,613
Policyholders’ account balances	129,561	110,929
Total liabilities	$312,567	$292,179

EQUITY
Preferred stock	$1,068	$1,507
Accumulated other comprehensive income (loss)	(6,191)	(8,712)
Total equity attributable to Holdings	148	1,565
Total equity attributable to Holdings' common shareholders (ex. AOCI)	5,271	8,770

Assets Under Management (Unaudited)

	September 30, 2025	December 31, 2024
	(in billions)
Assets Under Management
AB AUM	$860.1	$792.2
Exclusion for General Account and other Affiliated Accounts	(85.3)	(84.2)
Exclusion for Separate Accounts	(50.4)	(47.3)
AB third party	$724.4	$660.7

Total Company AUM
AB third party	$724.4	$660.7
General Account and other Affiliated Accounts (1) (3) (4) (5)	130.1	123.4
Separate Accounts (2) (3) (4) (5)	136.9	134.7
Total AUM	$991.4	$918.8

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(1) “General Account and other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of September 30, 2025 and December 31, 2024, Separate Account is inclusive of $8.4 billion and $12.3 billion & General Account AUM is inclusive of $30 million and $43 million, respectively, Account Value ceded to Venerable.
(4) As of September 30, 2025 and December 31, 2024, Separate Account is inclusive of $3.1 billion and $6.9 billion & General Account AUM is inclusive of $7.2 billion and $3.2 billion, respectively, Account Value ceded to Global Atlantic.
(5) As of September 30, 2025, Separate Account is inclusive of $15 billion & General Account AUM is inclusive of $2.7 billion, respectively, Account Value ceded to RGA.